Exhibit 99.1

COPsync Announces Preliminary Fourth Quarter and Year-End Results for Fiscal 2011

Annual Service Fee Revenue Expected to Increase 218%

DALLAS, TEXAS, April 17, 2012 (BUSINESS WIRE) – COPsync, Inc. (OTCQB: COYN), which operates the nation’s largest law enforcement real-time, in-car information sharing, communication and data interoperability network, announces preliminary unaudited financial results for the fourth quarter and fiscal year ended December 31, 2011.

Fourth Quarter Financial Highlights

•	The Company expects to report record fourth quarter total revenue from continuing operations of $853,000, an increase of 7%, year-over-year

•	The Company expects record fourth quarter service fee revenue of $538,000, an increase of 268% year-over-year

•	Fourth quarter 2011 GAAP net loss is expected to be $0.01 per share, compared to fourth quarter 2010 GAAP net loss of $0.01 per share

Full-Year 2011 Financial Highlights

•	The Company expects to report record full-year revenue from continuing operations of $2.55 million, compared to $2.41 million in 2010.

•	The Company expects record full-year service revenue of $1.2 million, an increase of 218% year-over-year

•	99 new customer accounts were signed in 2011, versus 55 in the prior year

•	The Company expects to report record full-year gross margin of 32%, excluding the non-cash effect of an impairment for certain software development costs, an increase of 200% year over year

•	Full-year GAAP net loss is expected to be $0.02 per share, compared to full-year 2010 GAAP net loss of $0.02 per share

“The Company had a robust year, particularly considering the devastating effect of the weak economy on state and local government budgets,” said Ronald A. Woessner, COPsync’s Chief Executive Officer. “Total revenues for 2011, expected to be $2.55 million, were slightly higher than $2.41 million in 2010. We are particularly pleased that the Company’s 2011 service fee revenue is expected to increase by 218% to $1,204,530 versus only $379,314 in 2010.  This metric is a key performance indicator of the Company’s future growth prospects since service fee revenue represents user subscription fees that are expected to recur year after year.”

“The COPsync information sharing network continues to grow.  The Company added 99 new customers in 2011, and 246 agencies located in over 143 of Texas’ 254 counties are using or have contracted to use the COPsync information sharing network, including over 26% of the county sheriff’s offices. The breadth of the network and its unique features and capabilities is beginning to yield consequential, positive law enforcement results, ranging from drug interdictions based on information provided by officers hundreds of miles away, to locating missing children in record time, to safety alerts that have saved officer lives.  We are continuing to march toward our objective of building a nationwide network, beginning here in Texas, of law enforcement agencies that share information and communicate among themselves in real-time.”

Fourth Quarter and Full-Year 2011 Corporate Financial Summary and Other Operational Metrics

$ in Millions, except	Q4	Q4		FY
per share data	2011	2010	Incr/(Decr)	FY 2011	FY 2010	Incr/(Decr)

Revenue:
Hardware, installation
and other revenues	$0.315	$0.650	$(0.335)	$1.345	$2.030	$(0.685)

Software License/
subscription fee revenues	$0.538	$0.146	$0.392	$1.205	$0.379	$0.826

Total Revenues	$0.853	$0.796	$0.057	$2.550	$2.409	$0.141

Total Gross Profit (Loss) $ *	$0.281	$(0.219)	$0.500	$0.813	$0.260	$0.553
Total Gross Profit (Loss) %	33%	-28%	60%	32%	11%	21%
* excluding impairment on
capitalized licensing costs

Net Loss - $	$(0.800)	$(1.682)	$0.882	$(2.614)	$(2.890)	$0.276

Loss - per Common
Share -Basic & Diluted	$(0.01)	$(0.01)	$-	$(0.02)	$(0.02)	$-

The Company also announced that it will be unable to file its Annual Report on Form 10-K for the 2011 calendar year within the extended filing deadline.  COPsync is unable to meet this deadline due to the change of its principal independent registered public accounting firm in January of this year, and the additional time required in connection with the review and audit of its financial statements.  COPsync is currently working to finalize its Form 10-K and expects to file it in the near-term.  The COPsync common stock will continue to trade on the “over the counter” market under the trading symbol COYN, with a “Pink” designation until the Form 10-K is filed, at which time the stock will revert to trading with a “QB” designation.

About COPsync, Inc.

COPsync, Inc. (OTCQB: COYN) operates the largest law enforcement real-time, in-car information sharing, communication and data interoperability network in the U.S. The COPsync network enables officers to report and share critical data in real-time at the point of incident. Officers are also able to obtain instant access to local, state and federal law enforcement databases.  The network’s technology offering also eliminates manual processes and increases officer productivity by enabling officers to electronically write tickets, accident reports, DUI forms, arrest forms and incident and offense reports.  It also saves lives, reduces unsolved crimes and assists in apprehending criminals and interdicting criminal behavior -- through such features as a nationwide officer safety alert system, GPS/auto vehicle location and distance-based alerts for crimes in progress, such as child abductions, bank robberies and police pursuits. For more information, visit www.copsync.com.

Contact:

COPsync, Inc.
Ronald A. Woessner
Investor Relations Department
972-865-6192
invest@copsync.com